GLOBAL CAPITAL MANAGEMENT
CODE OF ETHICS
JUNE 30, 2006
VERSION 2

INTRODUCTION
The Securities and Exchange Commission has adopted a new rule (204A-1), effective February 1, 2005, and related amendment under the Investment Advisers Act of 1940 that require registered advisers to adopt codes of ethics. The codes of ethics must set forth standards of conduct expected of advisory personnel and address conflicts that arise from personal trading by advisory personnel. Among other things, the rule requires adviser’s supervised persons to report their personal securities transactions, including transactions in any mutual fund managed by the adviser. The code outlines the ethical and professional responsibilities of firms that manage assets on behalf of clients.
This regulation is designed to prevent fraud by reinforcing fiduciary principles that must govern the conduct of advisory firms and their personnel. Asset managers in particular hold a unique place of trust in the lives of millions of investors. Investment professionals and firms who undertake and perform their responsibilities with honesty and integrity are critical to maintaining investors’ trust and confidence and upholding the client covenant of trust, loyalty, prudence and care.
Advisers’ codes are required to contain provisions reminding employees of their obligations to clients as well as provisions requiring reporting of personal securities transactions and holdings. In order to ensure that advisers’ employees are made aware of their firm’s standards, advisers have to obtain (and keep) a written acknowledgement from each supervised person confirming that he or she received a copy of the code of ethics and any amendments. While the code of ethics must contain certain minimum provisions, the regulation leaves advisers with substantial flexibility to design individualized codes that best fit the structure, size and nature of their advisory businesses.
The rule requires each adviser’s code of ethics to set forth a standard of business conduct that the adviser requires of all its supervised persons. The rule does not require the adviser to adopt a particular standard, but the standard chosen must reflect the adviser’s fiduciary obligations and those of its supervised persons, and must require compliance with the federal securities laws.
A code of ethics should set out ideals for ethical conduct premised on fundamental principals of openness, integrity, honesty and trust. A good code of ethics should effectively convey to employees the value that the advisory firm places on ethical conduct, and should challenge employees to live up not only to the letter of the law, but also the ideals of the organization.
Ethical leadership begins at the highest level of the organization. The Code, should, therefore, be adopted by the Manager’s board of directors, senior management, or similar oversight body. Such adoption sends a strong message regarding the importance of ethical behavior at the firm. GCM has chosen to adopt a Code of Ethics based on the CFA framework. Rather than creating rules that only apply to certain people or groups, this Code is intended to cover all employees of the firm. Although not every employee is actively involved in conduct covered in the Code, a code that is broadly applied reinforces the need for all employees to understand the ethical issues involved in the asset management business. By adopting and enforcing a code of conduct for their firm, Managers demonstrate their commitment to ethical behavior and the protection of investors’ interests. In doing so, the Managers also protect and enhance the reputation of their firms.

GENERAL PRINCIPLES OF CONDUCT
GCM and all of its employees must:
1.	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.

2.	Place the integrity of the investment profession and the interests of clients above their own personal interests.

3.	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

4.	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession.

5.	Promote the integrity of, and uphold the rules governing capital markets.

6.	Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

STANDARDS
1.	PROFESSIONALISM
a.	Knowledge of the Law — GCM and its employees must understand and comply with all applicable laws, rules, and regulations (including the CFA Institute Code of Ethics and Standards of Professional Conduct) of any government, regulatory organization, licensing agency, or professional association governing their professional activities. In the event of a conflict, employees must comply with the more strict law, rule, or regulation. Employees must not knowingly participate or assist in and must dissociate from any violation of such laws, rules, or regulations.

b.	Independence and Objectivity — GCM and its employees must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. GCM and/or its employees must not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own or another’s independence and objectivity.

c.	Misrepresentation — GCM and its employees must not knowingly make any misrepresentations relating to investment analysis, actions, or other professional activities.

d.	Misconduct - GCM and its employees must not engage in any professional conduct involving dishonesty, fraud, or deceit or commit ant act that reflects adversely on their professional reputation, integrity, or competence.
2.	INTEGRITY OF CAPITAL MARKETS
a.	Material Nonpublic Information — GCM employees who possess material nonpublic information that could affect the value of an investment must not act or cause others to act on the information.

b.	Market Manipulation — GCM and its employees must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

c.	Personal Securities — GCM must have policies and procedures for the review of quarterly securities transactions reports as well as initial and annual securities holding reports that must be submitted by GCM’s covered persons. Must also have the prior approval of any acquisition of securities in a limited offering (e.g. private placement) or an initial public offering. Must also include oversight, enforcement and recordkeeping provisions.
i.	Covered Persons

1.	A supervised person who has access to nonpublic information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.

2.	A supervised person who has access to nonpublic information regarding the portfolio holdings of affiliated mutual funds.
ii.	Reportable Securities
1.	Securities in which the access person has, or acquires, any direct or indirect beneficial ownership. An access person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the access person’s household

2.	5 Exceptions
a.	Transactions and holdings in direct obligations of the Government of the United States

b.	Money market instruments — bankers’ acceptances. bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments

c.	Shares of money market funds

d.	Transactions and holdings in shares of other types of mutual funds, unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund

e.	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

f.	The rule thus requires access persons to report shares of mutual funds advised by the access person’s employer or an affiliate, and is designed to help advisers identify abusive trading by personnel with access to information about a mutual fund’s portfolio.
iii.	Reporting
1.	Holding Reports — Complete Report of Holdings
a.	Initial Holding Reports
i. Current as of a date no more than 45 days prior to the date reported

ii. Submitted within 10 days of becoming an access person
b.	Annual Holdings Reports
i. Annually

ii. Current as of a date no more than 45 days prior to the date reported
2.	Quarterly Personal Securities Transaction Reports
a.	All personal securities transactions by Access persons

b.	Due no later than 30 days following the end of the calendar quarter

c.	Includes transactions in affiliated mutual funds

d.	May be met by CCO receipt of duplicate trade confirmations and brokerage account statements

e.	“Negative” reports not required
3.	Exceptions From Reporting Requirements
a.	Transactions effected pursuant to an automatic investment plan

b.	Securities held in accounts over which the access person had no direct or indirect influence or control.
3.	DUTIES TO CLIENTS
a.	Loyalty, Prudence, and Care — GCM and its employees have a duty of loyalty to their clients and must act with reasonable care and exercise prudent judgment. GCM and its employees must act for the benefit of their clients and place their clients’ interests before their employer’s or their own interests. In relationships with clients, GCM and its employees must determine applicable fiduciary duty and must comply with such duty to persons and interests to whom it is owed.

b.	Fair Dealing — GCM and its employees must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in any other professional activities.

c.	Suitability
i.	When GCM employees are in an advisory relationship with a client, they must:
1.	Make a reasonable inquiry into a client’s or prospective client’s investment experience, risk and return objectives, and financial constraints prior to making any investment recommendation or taking investment action and must reassess and update this information regularly.

2.	Determine that an investment is suitable to the client’s financial situation and consistent with the client’s written objectives, mandates, and constraints before making an investment recommendation or taking an investment action.

3.	Judge the suitability of investments in the context of the client’s total portfolio.

ii.	When GCM employees are responsible for managing a portfolio to a specific mandate, strategy, or style, they must only make investment recommendations or take investment actions that are consistent with the stated objectives and constraints of the portfolio.
d.	Performance Presentation — When communicating investment performance information, GCM and its employees must make reasonable efforts to ensure that it is fair, accurate, and complete.

e.	Preservation of Confidentiality — GCM and its employees must keep information about current, former, and prospective clients confidential unless:
i.	The information concerns illegal activities on the part of the client or prospective client

ii.	Disclosure is required by law, or

iii.	The client or prospective client permits disclosure of the information.
4.	DUTIES TO EMPLOYERS
a.	Loyalty — In matters related to their employment, GCM employees must act for the benefit of their employer and not deprive their employer of the advantage of their skills and abilities, divulge confidential information, or otherwise cause harm to their employer.

b.	Additional Compensation Arrangements — GCM and/or its employees must not accept gifts, benefits, compensation, or consideration that competes with, or might reasonably be expected to create a conflict of interest with, their employer’s interest unless they obtain written consent from all parties involved.

c.	Responsibilities of Supervisors — GCM and its supervisory employees must make reasonable efforts to detect and prevent violations of applicable laws, rules, regulations, and the Code and Standards by anyone subject to their supervision or authority.
5.	INVESTMENT ANALYSIS, RECOMMENDATIONS, AND ACTION
a.	Diligence and Reasonable Basis — GCM and its employees must:
i.	Exercise diligence, independence, and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.

ii.	Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis, recommendation, or action.

b.	Communication with Clients and Prospective Clients — GCM and its employees must:
i.	Disclose to clients and prospective clients the basic format and general principles of the investment process used to analyze investments, select securities, and construct portfolios and must promptly disclose any changes that might materially affect those processes,

ii.	Use reasonable judgment in identifying which factors are important to their investment analysis, recommendations, or actions and include those factors in communications with clients and prospective clients.

iii.	Distinguish between fact and opinion in the presentation of investment analysis and recommendations.
c.	Record Retention — GCM and its employees must develop and maintain appropriate records to support their investment analysis, recommendations, actions, and other investment-related communications with clients and prospective clients.
6.	CONFLICTS OF INTEREST
a.	Disclosure of Conflicts — GCM and its employees must make full and fair disclosure of all matters that could reasonably be expected to impair their independence and objectivity or interfere with respective duties to their clients, prospective clients, and employer. GCM must ensure that such disclosures are prominent, are delivered in plain language, and communicate the relevant information effectively.

b.	Priority of Transactions — Investment transactions for clients and employers must have priority over investment transactions in which GCM or its employees are the beneficial owner.

c.	Referral Fees — GCM and/or its employees must disclose to their employer, clients, and prospective clients, as appropriate, any compensation, consideration, or benefit received by, or paid to, others for the recommendation of products or services.
7.	RESPONSIBILITIES AS A CFA INSTITUTE MEMBER OR CANDIDATE
a.	Conduct as Members and Candidates in the CFA Program — Members and Candidates must not engage in any conduct that compromises the reputation or integrity of CFA Institute or the CFA designation or the integrity, validity, or security of the CFA examinations.

b.	Reference to CFA Institute, the CFA designation, and the CFA Program — When referring to CFA Institute, CFA Institute membership, the CFA designation or candidacy in the CFA Program, Members and Candidates must not misrepresent or exaggerate the meaning or implications of membership in CFA Institute, holding the CFA designation, or candidacy in the CFA Program.

SUMMARY
The GCM Code of Ethics and Standards of Professional Conduct are fundamental to GCM’s values and essential to achieving its mission by setting high standards of education, integrity, and professional excellence. High ethical standards are critical to maintaining the public’s trust in financial markets and in the investment profession. Since the creation of the CFA Code of Ethics in the 1960s, the Code and its related Standards have promoted the integrity of Investment Advisers and served as a model for measuring the ethics of investment professionals globally, regardless of job function, cultural differences, or local laws and regulations. All GCM employees must abide by the Code and Standards and are encouraged to notify their employer of any avoidance of this responsibility. Violations may result in disciplinary sanctions by the SEC.

ACKNOWLEDGEMENTS
1.	Portions of this document have been excerpted from the CFA “Code of Ethics and Standards of Professional Conduct” (2006 version). For additional information go to www.cfainstitute.org.

2.	Portions of this document have been excerpted from the SEC document entitled “Investment Adviser Code of Ethics”, 17CFR Parts 270, 275 and 279, RIN 3235-AJ08. For additional information go to www.sec.gov.

APPENDIX I
CODE OF ETHICS COMPLIANCE
I have read the GCM Code of Ethics manual, fully understand its contents and agree to abide by all of its provisions.

Signature	Date